Contacts:
Pete Michielutti	Stacy Kruse
Chief Financial Officer	Director of Finance, Treasurer
Wilsons The Leather Experts Inc.	Wilsons The Leather Experts Inc.
(763) 391-4000	(763) 391-4000

For Immediate Release

Wilsons The Leather Experts Announces
Fourth Quarter and Fiscal Year 2003 Operating Results

     MINNEAPOLIS — (BUSINESS WIRE) — March 9, 2004 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced results for the fourth quarter ended January 31, 2004, and fiscal year 2003.

     Net sales at Wilsons Leather stores for the fourth quarter decreased 11.5% to $268.1 million versus $303.1 million for the year-ago quarter. Included in the sales for the current fourth quarter was approximately $3.3 million in liquidation sales resulting from the transfer of inventory to an independent liquidator in conjunction with the expected closing of approximately 111 stores.

     The Company reported fourth quarter net income of $12.4 million, or $0.60 per fully diluted share, versus net income of $2.4 million, or $0.12 per fully diluted share, in the year-ago fourth quarter. Included in the results for the fourth quarter of 2003 is an after-tax loss of $8.6 million, or $0.41 per fully diluted share, related to the transfer of inventory to an independent liquidator in conjunction with the expected closing of approximately 111 stores; severance related to staff reductions; accelerated depreciation related to store closings; a loss on the disposal of assets associated with the closing of the Las Vegas, Nevada distribution center; and other miscellaneous charges. Included in the results for the fourth quarter of 2002 was an after-tax loss of $27.4 million, or $1.34 per fully diluted share, related to the discontinued operations associated with the closing of the travel subsidiaries. Net income from continuing operations for the fourth quarter of 2003, when adjusted to remove the $8.6 million in restructuring and other charges, was $21.0 million, or $1.01 per fully diluted share, and compares to year-ago net income from continuing operations of $29.8 million, or $1.46 per fully diluted share. Also included in the current quarter was a charge of $13.4 million related to a valuation allowance for deferred taxes.

     Net sales for the full year ended January 31, 2004, decreased 8.8% to $521.0 million versus $571.5 million for the prior fiscal year. The year-over-year decline in sales is attributable to a 6.8% decline in comparable store sales. The net loss for the current twelve-month period was $33.6 million, or $1.64 per fully diluted share, versus the year-ago net loss before discontinued operations related to the travel subsidiaries, and the cumulative effect of a change in accounting principle, of

$14.3 million, or $0.71 per fully diluted share. The net loss for 2003, when adjusted to remove the $8.6 million in restructuring and other charges, was $25.0 million, or $1.22 per fully diluted share. The increase in loss in 2003 was the result of a combination of lower sales, reduced income tax benefits, store liquidations, and restructuring and other charges. The year-ago net loss after discontinued operations related to the travel subsidiaries, and the cumulative effect of a change in accounting principle was $80.9 million, or $4.03 per fully diluted share.

     A reconciliation of net income (loss) from continuing operations and fully diluted income (loss) from continuing operations per share with and without the $8.6 million in restructuring and other charges appears in an accompanying table. Net income (loss) from continuing operations and fully diluted income (loss) from continuing operations per share excluding these restructuring and other charges are measures of performance that are not defined by generally accepted accounting principles (GAAP) and should be viewed in addition to, and not in lieu of, net income (loss) from continuing operations and fully diluted income (loss) from continuing operations per share as reported on a GAAP basis.

     Joel Waller, Chairman and Chief Executive Officer, commented, “2003 was a disappointing year for Wilsons Leather. Our number one priority was to improve our operating performance and grow sales and profitability. While we did make significant improvements on the cost side of the business—improving our cash position by 39.3% and reducing our accounts payable balance by 47.6% over 2002—in the end, we didn’t grow the top line and that’s unacceptable. As a result, we are being very aggressive in taking immediate actions to improve our performance and drive sales in 2004.”

     In January, the Company reduced its work force to more accurately reflect the current revenue base, announced the closure of up to 111 under-performing stores and began liquidating excess inventory.

     Mr. Waller concluded, “During the next year, our focus will be to increase sales and margins by enhancing the productivity of our existing store base, strengthening our overall capital position and reducing our risk profile, and enhancing our brand position.”

     The Company is currently working with certain current noteholders and the bank syndicate to attempt to refinance its 111/4% Senior Notes due August 2004 (the “111/4% Senior Notes”) and amend its senior credit agreement. Under the terms of the Senior Credit Agreement, the Company is required to have a plan acceptable to its senior lenders to amend, refund, renew, extend, or refinance its 111/4% Senior Notes by March 15, 2004. The refinancing of the 111/4% Senior Notes is required to occur on or before April 15, 2004. If the Company does not present a plan satisfactory to the senior lenders by March 15, 2004, or if it is unable to amend, refund, renew, extend, or refinance its 111/4% Senior Notes on or before April 15, 2004, it will be in default of its Senior Credit Agreement. In that event, General Electric Capital Corporation would be entitled to suspend the Company’s right to borrow under its senior credit agreement and could accelerate payment of its $25.0 million Term B promissory note. The Company is currently in discussions with some of its noteholders, but cannot provide any assurance that it will be able to amend, refund, renew, extend, or refinance its 111/4% Senior Notes on or before April 15, 2004.

     Wilsons Leather today issued guidance for the fiscal year ending January 29, 2005. At this time, the Company anticipates full year net sales in the range of $410-$430 million and a fully diluted loss per share of between $1.33 and $1.68. Included in the fully diluted loss per share are additional restructuring and other charges of $25-27 million related to the store closures announced in the fourth quarter of 2003.

About Wilsons Leather

     Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of January 31, 2004, Wilsons Leather operated 460 stores located in 45 states and the District of Columbia, including 334 mall stores, 107 outlet stores and 19 airport stores. During the month of January 2004, the Company engaged an independent liquidator to operate 111 stores that are expected to close in the next 60 days. The Company, which regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January, operated 229 seasonal stores in 2003.

This press release contains forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements, and relate to, among other things, the Company’s net sales, liquidity, debt service obligations, store closings, results of operations and operating performance, expected demand for the Company’s products and an auditor’s opinion on our financial statements that includes a “going concern” qualification. Factors that could cause actual results to differ include: risks associated with our debt service, including shareholder dilution relating to amending, refunding, renewing, extending, or refinancing its 111/4% Senior Notes; unseasonable weather; seasonality of the business; economic downturns; competition in our markets; changes in customer shopping patterns; change in consumer preferences and fashion trends away from leather; failure of results of operations to meet expectations of research analysts; risks associated with foreign sourcing and international business; risks associated with estimates made in our critical accounting policies; risks associated with future growth; disruptions in product supplies; decreased availability and increased cost of leather; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of our common stock; anti-takeover effects of classified board provisions in our articles of incorporation and by-laws; volatility of our common stock; war, acts of terrorism or the threat of either; and interruption in the operation of corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.

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Wilsons The Leather Experts Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)

	January 31,	February 1,
Assets	2004	2003

Current Assets:
Cash and cash equivalents	$42,403	$30,442
Accounts receivable, net	6,122	5,162
Inventories	89,298	118,701
Prepaid expenses	3,719	3,812
Assets of discontinued operations	—	3,379
Deferred income taxes	—	3,777
Refundable income taxes	—	3,064

Total current assets	141,542	168,337
Property and equipment, net	60,047	73,974
Goodwill and other assets, net	2,538	3,315
Deferred income taxes	—	865

Total assets	$204,127	$246,491

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$10,198	$19,447
Notes payable	490	—
Current portion of long-term debt	30,635	45
Accrued expenses	26,670	25,219
Liabilities of discontinued operations	406	15,075
Income taxes payable	3,214	—
Deferred income taxes	6,477	—

Total current liabilities	78,090	59,786
Long-term debt	25,064	55,695
Other long-term liabilities	13,893	13,782
Deferred income taxes	1,726	—
Total shareholders’ equity	85,354	117,228

Total liabilities and shareholders’ equity	$204,127	$246,491

Note: The Company’s inventories are determined by the retail method on the last-in, first-out (LIFO) basis. The difference in inventories between the LIFO method and the first-in, first-out (FIFO) method was not material as of January 31, 2004 or February 1, 2003.

Wilsons The Leather Experts Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended

	January 31,	February 1,
	2004	2003

Net sales	$268,094	$303,108
Cost of goods sold, buying and occupancy costs	168,070	187,904

Gross margin	100,024	115,204
Selling, general and administrative expenses	50,309	57,736
Depreciation and amortization	6,675	4,836

Operating income	43,040	52,632
Interest expense, net	3,237	2,964

Income from continuing operations before income taxes	39,803	49,668
Income tax provision	27,431	19,868

Income from continuing operations	12,372	29,800
Loss from discontinued operations, net of tax	—	(27,402)

Net Income	$12,372	$2,398

Basic earnings per share:
Income from continuing operations	$0.60	$1.46
Loss from discontinued operations	—	(1.34)

Basic earnings per share	$0.60	$0.12

Weighted average shares outstanding — basic	20,641	20,394

Diluted earnings per share:
Income from continuing operations	$0.60	$1.46
Loss from discontinued operations	—	(1.34)

Diluted earnings per share	$0.60	$0.12

Weighted average shares outstanding — diluted	20,776	20,455

Wilsons The Leather Experts Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Year Ended

	January 31,	February 1,
	2004	2003

Net sales	$521,025	$571,547
Cost of goods sold, buying and occupancy costs	377,060	404,304

Gross margin	143,965	167,243
Selling, general and administrative expenses	150,678	164,513
Depreciation and amortization	19,207	16,333

Operating loss	(25,920)	(13,603)
Interest expense, net	10,868	10,253

Loss from continuing operations before income taxes and cumulative effect of a change in accounting principle	(36,788)	(23,856)
Income tax benefit	(3,205)	(9,543)

Loss from continuing operations before cumulative effect of a change in accounting principle	(33,583)	(14,313)
Loss from discontinued operations, net of tax	—	(42,014)
Cumulative effect of a change in accounting principle, net of tax	—	(24,567)

Net loss	$(33,583)	$(80,894)

Basic and diluted loss per share:
Loss from continuing operations before cumulative effect of a change in accounting principle	$(1.64)	$(0.71)
Loss from discontinued operations	—	(2.10)
Cumulative effect of a change in accounting principle	—	(1.22)

Basic and diluted loss per share	$(1.64)	$(4.03)

Weighted average shares outstanding — basic and diluted	20,528	20,053

Wilsons The Leather Experts Inc. and Subsidiaries
Supplemental Information
(In Thousands, Except Per Share Amounts)
(Unaudited)

Reconciliation of GAAP net income (loss) from continuing operations to adjusted net income (loss) from continuing operations:

	Three Months Ended January 31,2004		Year Ended January 31,2004

		Per Fully		Per Fully
		Diluted Share		Diluted Share

Net Income (loss) from continuing operations as reported	$12,372	$0.60	$(33,583)	$(1.64)
Restructuring and other charges (1)	8,599	0.41	8,599	0.42

Adjusted net income from continuing operations	$20,971	$1.01	$(24,984)	$(1.22)

(1)	Includes $8.6 million related to the transfer of inventory to an independent liquidator in conjunction with the expected closing of approximately 111 stores, severance related to staff reductions; accelerated depreciation related to store closings; a loss on disposal of assets associated with the closing of the Las Vegas distribution center, and other miscellaneous charges.